Exhibit 10.1

FIRST FINANCIAL BANCORP.

KEY EXECUTIVE SHORT TERM INCENTIVE PLAN
(Amended and Restated March 10, 2015)

I.	Purpose

The purpose of the Plan is to establish a program of incentive compensation for designated officers and/or key executive employees of the Company and its subsidiaries and divisions that is directly related to the performance results of the Company and such employees. The Plan provides annual incentives, contingent upon continued employment and meeting certain corporate goals, to certain key executives who make substantial contributions to the Company.

II.	Definitions

“Board” means the Board of Directors of the Company or the Executive Committee thereof.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means either (i) the Board or (ii) a committee selected by the Board to administer the Plan and composed of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code). If at any time such a Committee has not been so designated, the Compensation Committee of the Board shall constitute the Committee or if there shall be no Compensation Committee of the Board, the Board shall constitute the Committee.

“Company” means First Financial Bancorp and each of its subsidiaries.

“Designated Beneficiary” means the beneficiary or beneficiaries designated in accordance with Article XIII hereof to receive the amount, if any, payable under the Plan upon the Participant’s death.

“162(m) Incentive Award” means a Incentive Award which is intended to qualify for the performance-based compensation exception to Section 162(m) of the Code, as further described in Article VII.

“Incentive Award” means the award, as determined by the Committee, to be granted to a Participant based on that Participant’s level of attainment of his or her goals established in accordance with Articles IV and V.

“Participant” means any officer or key executive designated by the Committee to participate in the Plan.  At a minimum, the participant group will consist of the Chief Executive Officer and certain officers of First Financial Bancorp reporting directly to the Chief Executive Officer and selected by the Committee who either are, or are determined by the Committee to be likely to become, a “covered employee” within the meaning of Section 162(m) of the Code.

“Performance Criteria” means objective performance criteria established by the Committee with respect to 162(m) Incentive Awards. Performance Criteria shall be measured in terms of one or more of the following objectives, described as such objectives relate to Company-wide objectives or of the subsidiary, division, department or function with the Company or subsidiary in which the Participant is employed:

assets	average total common equity	deposits
earnings per share	economic profit added	efficiency ratio
gross margin	gross revenue	internal rate of return
loans	net charge-offs	net income
net income before tax	net interest income	non-interest expense
non-interest income	non-performing assets	operating cash flow
pre-provision net revenue	return on assets	return on equity
return on risk weighted assets	return on sales	stock price
tangible equity	total shareholder return

Each grant of a 162(m) Incentive Award shall specify the Performance Criteria to be achieved, a minimum acceptable level of achievement below which no payment or award will be made, and a formula for determining the amount of any payment or award to be made if performance is at or above the minimum acceptable level but falls short of full achievement of the specified Performance Criteria. The Performance Criteria may be measured against peer group performance.

If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or the performance criteria would produce excessive or unnecessary risk to the institution, or other events or circumstances render the Performance Criteria to be unsuitable, the Committee may modify such Performance Criteria or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable; provided, however, that no such modification shall be made if the effect would be to cause a 162(m) Incentive Award to fail to qualify for the performance-based compensation exception to Section 162(m) of the Code.

“Performance Period” means the period during which performance is measured to determine the level of attainment of an Incentive Award, which shall be the fiscal year of the Company or such other period as the Company may determine.

“Plan” means the First Financial Bancorp Key Executive Short Term Incentive Plan.

III.	Eligibility

Participants in the Plan shall be selected by the Committee for each Performance Period from those officers and key executives of the Company and its subsidiaries whose efforts contribute materially to the success of the Company. No employee shall be a Participant unless he or she is selected by the Committee, in its sole discretion. No employee shall at any time have the right to be selected as neither a Participant nor, having been selected as a Participant for one Performance Period, to be selected as a Participant in any other Performance Period.

IV.	Administration

The Committee, in its sole discretion, will determine eligibility for participation, establish the maximum award which may be earned by each Participant (which may be expressed in terms of dollar amount, percentage of salary or any other measurement), establish goals for each Participant (which may be objective or subjective, and based on individual, Company, subsidiary and/or division performance), calculate and determine each Participant’s level of attainment of such goals, and calculate the Incentive Award for each Participant based upon such level of attainment.

Except as otherwise herein expressly provided, full power and authority to construe, interpret, and administer the Plan shall be vested in the Committee, including the power to amend or terminate the Plan as further described in Article XVI. The Committee may at any time adopt such rules, regulations, policies, or practices as, in its sole discretion, it shall determine to be necessary or appropriate for the administration of, or the performance of its respective responsibilities under, the Plan. The Committee may at any time amend, modify, suspend, or terminate such rules, regulations, policies, or practices.

V.	Incentive Awards

The Committee, based upon information to be supplied by management of the Company and, where determined as necessary by the Board, the ratification of the Board, will establish for each Performance Period a maximum award (and, if the Committee deems appropriate, a threshold and target award) and goals relating to Company, subsidiary, divisional, departmental and/or functional performance for each Participant and communicate such award levels and goals to each Participant prior to or during the Performance Period for which such award may be made. Incentive Awards will be based on an annual calendar year performance period or such other period as the Committee may determine, provided that the performance period of any 162(m) Incentive Award will comply with the requirements of Section 162(m) of the Code. Incentive Awards will be earned by each Participant based upon the level of attainment of his or her goals during the applicable Performance Period; provided that the Committee may reduce the amount of any Incentive Award in its sole and absolute discretion. As soon as practicable after the end of the applicable Performance Period, the Committee shall determine the level of attainment of the goals for each Participant and the Incentive Award to be made to each Participant.

VI.	Payment of Incentive Awards

Incentive Awards earned during any Performance Period shall be paid as soon as practicable following the end of such Performance Period and the determination of the amount thereof shall be made by the Committee. Payment of Incentive Awards shall be made in the form of cash, provided, however that the Committee may elect to pay a percentage of such Incentive Awards in shares of the Company’s common shares, no par value (“Shares”) pursuant to the any shareholder approved stock plan then in effect with available shares and for which the Participant is eligible.  Any Shares shall be subject to restrictions as may be determined by the Committee.  Incentive Award amounts earned but not yet paid will not accrue interest. Incentive Awards, including any grant of Shares in lieu of cash, shall be paid or issued by March 15 of the calendar year following the year in which the Performance Period closes, after the determination of the amount thereof by the Committee.

VII.	162(m) Incentive Awards

Unless determined otherwise by the Committee, each Incentive Award, awarded under the Plan shall be a 162(m) Incentive Award and will be subject to the following requirements, notwithstanding any other provision of the Plan to the contrary:

1. No 162(m) Incentive Award may be paid unless and until the shareholders of the Company have approved the Plan in a manner which complies with the shareholder approval requirements of Section 162(m) of the Code.

2. A 162(m) Incentive Award may be made only by a Committee which is comprised solely of not less than two directors, each of whom is an “outside director” (within the meaning of Section 162(m) of the Code)

3. The performance goals to which a 162(m) Incentive Award is subject must be based solely on Performance Criteria. Such performance goals, and the maximum, target and/or threshold (as applicable) Bonus Amount payable upon attainment thereof, must be established by the Committee within the time limits required in order for the 162(m) Incentive Award to qualify for the performance-based compensation exception to Section 162(m) of the Code.

  4. No 162(m) Incentive Award may be paid until the Committee has certified the level of attainment of the applicable Performance Criteria.

5. The maximum amount of a 162(m) Incentive Award is the lower of 2x target Incentive Award or $2.0 million to a single Participant.

VIII.	Termination of Employment

A Participant shall be eligible to receive payment of his or her Incentive Award earned during a Performance Period, so long as the Participant is employed on the last day of such Performance Period, notwithstanding any subsequent termination of employment prior to the actual payment of the Incentive Award. In the event of a Participant’s death prior to the payment of an Incentive Award which has been earned, such payment shall be made to the Participant’s Designated Beneficiary or, if there is none living, to the estate of the Participant.

IX.	Reorganization or Discontinuance

The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company. The Company will make appropriate provision for the preservation of Participants’ rights under the Plan in any agreement or plan which it may enter into or adopt to effect any such merger, consolidation, reorganization or transfer of assets.

If the business conducted by the Company shall be discontinued, any previously earned and unpaid Incentive Awards under the Plan shall become immediately payable to the Participants then entitled thereto.

X.	Non-Alienation of Benefits

A Participant may not assign, sell, encumber, transfer or otherwise dispose of any rights or interests under the Plan except by will or the laws of descent and distribution. Any attempted disposition in contravention of the preceding sentence shall be null and void.

XI.	No Claim or Right to Plan Participation

No employee or other person shall have any claim or right to be selected as a Participant under the Plan. Neither the Plan nor any action taken pursuant to the Plan shall be construed as giving any employee any right to be retained in the employ of the Company.

XII.	Taxes

The Company shall deduct from all amounts paid under the Plan all federal, state, local and other taxes required by law to be withheld with respect to such payments.

XIII.	Designation and Change of Beneficiary

Each Participant may indicate upon notice to him or her by the Committee of his or her right to receive an Incentive Award a designation of one or more persons as the Designated Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the death of the Participant. Such designation shall be in writing to the Committee. A Participant may, from time to time, revoke or change his or her Designated Beneficiary without the consent of any prior Designated Beneficiary by filing a written designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of a date prior to such receipt.

XIV.	Payments to Persons Other Than the Participant

If the Committee shall find that any person to whom any amount is payable under the Plan is unable to care for his or her affairs because of incapacity, illness or accident, or is a minor, or has died, then any payment due to such person or his or her estate (unless a prior claim therefore has been made by a duly appointed legal representative) may, if the Committee so directs, be paid to his or her spouse, a child, a relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee, in its sole discretion, to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Company therefore.

XV.	No Liability of Committee Members

No member of the Committee shall be personally liable by reason of any contract or other instrument related to the Plan executed by such member or on his or her behalf in his or her capacity as a member of the Committee, nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each employee, officer, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including legal fees, disbursements and other related charges) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

XVI.	Termination or Amendment of this Plan

The Committee may amend, suspend or terminate this Plan at any time; provided that no amendment may be made without the approval of the Company’s shareholders if the effect of such amendment would be to cause outstanding or pending 162(m) Incentive Awards to cease to qualify for the performance-based compensation exception to Section 162(m) of the Code.

XVII.	Unfunded Plan

Participants shall have no right, title, or interest whatsoever in or to any investments which the Company may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Company and any Participant, Beneficiary, legal representative or any other person. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Company. All payments to be made hereunder shall be paid from the general funds of the Company and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts except as expressly set forth in the Plan.

The Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended.

XVIII.	Governing Law

The terms of the Plan and all rights thereunder shall be governed by and construed in accordance with the laws of the State of Ohio, without reference to principles of conflict of laws.

XIX.	Section 409A of the Internal Revenue Code

It is the Company’s intent that the Plan complies with or be exempt from the requirements of Section 409A and that the Plan be administered and interpreted accordingly. If and to the extent that any payment or benefit under the Plan is determined by the

Company to constitute “non-qualified deferred compensation” subject to Section 409A and is payable to a Participant by reason of the Participant’s termination of employment, then (a) such payment or benefit shall be made or provided to the Participant only upon a “separation from service” as defined for purposes of Section 409A under applicable regulations and (b) if the Participant is a “specified employee” (within the meaning of Section 409A and as determined by the Company), such payment or benefit shall be made or provided on the date that is six months and one day after the date of the Participant’s separation from service (or earlier death). Any amount not paid in respect of the six month period specified in the preceding sentence will be paid to the Participant (plus interest at the applicable federal rate as defined in Section 1274(d) of the Code) in a lump sum on the date that is six months and one day after the Participant’s separation from service (or earlier death). Each payment made under the Plan shall be deemed to be a separate payment for purposes of Section 409A.

XX.	Compliance with Laws

The Plan is intended to comply with, and shall be interpreted and administered consistent with, any applicable banking rules and regulations relating to compensation.

XXI.	Clawback

If, following the payment of any bonus, the Committee determines that such payment was based on materially inaccurate financial statements (which includes, but is not limited to, statements of earnings, revenues or gains) or any other materially inaccurate performance metric criteria, the Company shall be entitled to receive, and the Participant shall be obligated to pay to the Company immediately upon demand therefor, the portion of the bonus that the Committee determines was not earned.

XXII.	Effective Date

The effective date of the Plan shall be as of January 1, 2011, subject to approval of the Company’s shareholders on May 24, 2011, as required to comply with the requirements of Section 162(m) of the Code, and thereafter shall remain in effect until terminated in accordance with section XVI hereof. No payments shall be made under the Plan if it is not approved by the Company's shareholders.

Re-Approved by Shareholders 5/24/16